                                                               EXHIBIT 99.(a)(1)

                                 STELLENT, INC.

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                   HAVING AN EXERCISE PRICE OF $10.00 OR MORE

                 THE OFFER EXPIRES AT 11:00 P.M., CENTRAL TIME,
               ON DECEMBER 31, 2002, UNLESS THE OFFER IS EXTENDED

         Stellent, Inc. ("Stellent" or the "Company") is offering employees (excluding executive officers and directors) of the Company and its subsidiaries (each an "Eligible Participant") the opportunity to exchange all outstanding stock options to purchase shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), with exercise prices per share greater than or equal to $10.00 (the "Eligible Options") granted under the Company's (a) 1994-1997 Stock Option and Compensation Plan (the "1994-1997 Plan"), (b) 1999 Employee Stock Option Plan (the "1999 Plan"), (c) 2000 Employee Stock Incentive Plan, as amended and restated (the "2000 Employee Plan"), or (d) 2000 Stock Incentive Plan (the "2000 Plan" and collectively with the 1994-1997 Plan, the 1999 Plan and the 2000 Employee Plan, the "Plans") for replacement options to purchase shares of Common Stock. The Company will automatically cancel any outstanding stock options granted after June 2, 2002 (the "Ancillary Options") to any Eligible Participant who elects to exchange any Eligible Options. In exchange for the cancellation of the Ancillary Options, the Company will issue replacement options (such option , together with the replacement options issued for the exchanged Eligible Options are the "Replacement Options") to purchase shares of Common Stock.

         We are making this offer (the "Option Exchange Program") upon the terms and subject to the conditions described in this Offer to Exchange Certain Outstanding Options (the "Offer to Exchange") and the accompanying Letter of Transmittal (Election to Participate). Each Eligible Option with an exercise price greater than or equal to $10.00 per share but less than or equal to $19.99 per share may be exchanged for a Replacement Option representing 50% of the shares of Common Stock represented by such Eligible Option. Each Eligible Option with an exercise price greater than $19.99 per share but less than or equal to $29.99 may be exchanged for a Replacement Option representing 33% of the shares of Common Stock represented by such Eligible Option. Each Eligible Option with an exercise price greater than $29.99 per share may be exchanged for a Replacement Option representing 25% of the shares of Common Stock represented by such Eligible Option. Each Ancillary Option will be exchanged for a Replacement Option representing 100% of the shares of Common Stock represented by such Ancillary Option. Replacement Options will be granted on a date designated by our Chief Executive Officer at least six months and one day after the date we cancel the options accepted for exchange (the "Replacement Date"), which we currently anticipate to be on or about July 1, 2003. The exercise price of the Replacement Options will be equal to the closing price of the Company's Common Stock on the Replacement Date (or the last trading day before the Replacement Date, if the market for trading in the Company's stock is closed on such date). The implementation of the Option Exchange Program is not conditioned upon a minimum number of options being exchanged. The implementation of the Option Exchange Program is subject to conditions that we describe in Section 6 of this Offer to Exchange.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

         Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "STEL." On December 2, 2002, the closing price of our Common Stock as reported on the Nasdaq National Market was $4.97 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your Eligible Options.

         You should direct questions about the Option Exchange Program, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Nicole Manderscheid in our Human Resources Department via e-mail at nicole.manderscheid@stellent.com or by telephone at (952) 903-2000.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

         If you wish to exchange your options, you must complete and sign the accompanying Letter of Transmittal (Election to Participate) in accordance with its instructions. If possible, please hand deliver your form to Nicole Manderscheid in our Human Resources Department. You may also send documents to us by fax at (952) 942-6697 or by mail to Stellent, Inc., 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344, Attention: Nicole Manderscheid. Please allow sufficient time to ensure that we receive these documents by the deadline of 11:00 p.m. Central Time on December 31, 2002. If you send your documents by fax, please be sure to obtain a confirmation of delivery. You do not need to return your stock option agreements for your Eligible Options to effectively elect to participate in the Option Exchange Program as they will be cancelled automatically if Stellent accepts your Eligible Options for exchange. However, you will be required to return such stock option agreements upon Stellent's request.

         We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision about whether or not to participate in the Option Exchange Program is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Option Exchange Program from Stellent is limited to this document.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY'S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OPTION EXCHANGE PROGRAM. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS



                                                                                                               Page
                                                                                                               ----
SUMMARY OF TERMS                                                                                                1

INTRODUCTION                                                                                                   10

THE OFFER TO EXCHANGE                                                                                          10

1.            Number of Options; Expiration Date                                                               10

2.            Purpose of the Option Exchange Program                                                           11

3.            Procedures for Electing to Participate in the Option Exchange Program                            12

4.            Change in Election                                                                               13

5.            Acceptance of Options for Exchange; Cancellation of Eligible and Ancillary Options;
              Issuance of Replacement Options                                                                  13

6.            Conditions of the Option Exchange Program                                                        14

7.            Price Range of Common Stock                                                                      16

8.            Source and Amount of Consideration; Terms of Replacement Options                                 17

9.            Absence of Interests of Directors and Officers Regarding the
              Option Exchange Program; Transactions and Arrangements Involving
              the Options                                                                                      18

10.           Status of Options Acquired by Us in the Option Exchange Program;
              Accounting Consequences of the Option Exchange Program                                           18

11.           Legal Matters; Regulatory Approvals                                                              19

12.           Material U.S.  Federal Income Tax Consequences                                                   19

13.           Extension of Option Exchange Program; Termination; Amendment                                     21

14.           Fees and Expenses                                                                                21

15.           Information About Stellent                                                                       22

16.           Risk Factors                                                                                     23

17.           Additional Information                                                                           23

18.           Forward-Looking Statements; Miscellaneous                                                        24

SCHEDULE A-Information about the Directors and Executive Officers of Stellent

                                SUMMARY OF TERMS

         The following is a summary of terms about the offer presented in a question and answer format. We urge you to read carefully the remainder of the Offer to Exchange and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this Summary of Terms.

               GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

1.       WHAT IS THE OPTION EXCHANGE PROGRAM?

         We are offering to our employees the right to exchange outstanding options to purchase shares of our Common Stock that have an exercise price greater than or equal to $10.00 per share for new stock options with a new exercise price to be granted on a date designated by our Chief Executive
Officer at least six months and one day after the date we cancel the options accepted for exchange. We currently anticipate that the replacement options will be granted on or about July 1, 2003. (See Sections 1 and 5 of the Offer to Exchange.)

2.       WHAT SECURITIES IS STELLENT OFFERING TO EXCHANGE?

         We are offering to exchange all outstanding stock options granted under our 1994-1997 Stock Option and Compensation Plan, 1999 Employee Stock Option Plan, 2000 Employee Stock Incentive Plan, as amended and restated, and 2000 Stock Incentive Plan with exercise prices per share greater than or equal to $10.00 that are held by employees (excluding executive officers and directors) of the Company. If you choose to participate in the Option Exchange Program, you must also exchange all options granted to you on or after June 2, 2002, even if those options have an exercise price less than $10.00 per share. (See the Introduction to the Offer to Exchange.)

3.       WHY IS THE COMPANY IMPLEMENTING THE OPTION EXCHANGE PROGRAM?

         We are implementing the Option Exchange Program because a considerable number of our employees have vested and/or unvested stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer serve the incentive purpose for which they were granted. We are offering this program to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for new options to purchase a portion of the number of shares as the canceled options at a new price.

         The Option Exchange Program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and, in turn, increase the value of our Common Stock for our shareholders. While we hope that this program will improve the current "underwater" options situation, we cannot guarantee the outcome in light of the inherent risks of the volatile and unpredictable stock market. (See Section 2 of the Offer to Exchange.)

4.       WHO CAN PARTICIPATE IN THE EXCHANGE?

         All current employees of Stellent who are not directors or executive officers of Stellent and who hold stock options with an exercise price greater than or equal to $10.00 per share under one of our registered option plans are eligible to participate in the Option Exchange Program, provided that they remain employed by Stellent or one of its subsidiaries through the date on which the Option Exchange Program expires, which we expect to be December 31, 2002. Termination of employment or service with Stellent on or before the date on which the Option Exchange Program expires will automatically revoke any election of any current employee made to participate in this program. (See Section 3 of the Offer to Exchange.)

5.       ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?

         Employees located outside of the United States are eligible to participate in the Option Exchange Program. Special considerations may apply to eligible participants located outside of the United States. The application of local rules may have important consequences to those eligible participants. If you are an eligible participant located outside the United States, you should consult your individual tax, legal and investment advisors.

6.       WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

         To participate in the Option Exchange Program, you must make a voluntary election that will become irrevocable by 11:00 p.m. Central Time on December 31, 2002, to cancel your outstanding stock options in exchange for new stock options to be granted on the replacement date. If you wish to participate, you will be required to cancel all of your options granted on or after June 2, 2002, even if those options have an exercise price of less than $10.00 per share.

         You must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it, and ensure that Nicole Manderscheid in our Human Resources Department receives it no later than 11:00 p.m. Central Time on December 31, 2002. If possible, please hand deliver your form to Nicole Manderscheid in our Human Resources Department. Otherwise, you can return your form to us by fax at (952) 942-6697 or by mail to Stellent, Inc., 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344, Attention:
Nicole Manderscheid. Our Human Resources Department will send you a confirmation by e-mail promptly after receipt of your Letter of Transmittal (Election to Participate). However, if you submit your Letter of Transmittal (Election to Participate) shortly before the specified deadline, you may not receive your confirmation before the deadline. (See Section 3 of the Offer to Exchange.)

7.       IS THIS A REPRICING?

         No, this is not a stock option repricing. In a repricing, the exercise price of an employee's current options would be adjusted immediately. (See
Section 10 of the Offer to Exchange.)

8.       WHY CAN'T THE COMPANY JUST REPRICE MY OPTIONS?

         There are unfavorable accounting consequences for companies that reprice options. If we were to reprice options, we would be required to record a variable accounting charge against our earnings. The amount of this charge would be measured by the future appreciation of the Common Stock subject to the repriced options. As a result, a simple option "repricing" would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options. (See Section 10 of the Offer to Exchange.)

9.       WHY CAN'T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?

         Because of the number of options currently outstanding, a grant of additional options to all of our employees holding stock options that have exercise prices significantly above our current and recent trading prices (known as "out-of-the-money" or "underwater" options) could be significantly dilutive to our current and future shareholders and could have a negative impact on our earnings per share. (See Section 10 of the Offer to Exchange.)

10. IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

         If you elect to participate in the Option Exchange Program, the options you have elected to exchange, and all options granted to you on or after June 2, 2002, will be canceled at 11:00 p.m. Central Time on December 31, 2002, unless we extend the period for participation in the Option Exchange Program. (See
Section 5 of the Offer to Exchange.)

11. IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHY AM I REQUIRED TO CANCEL ALL MY OPTIONS GRANTED ON OR AFTER JUNE 2, 2002?

         If you did not submit all of your options granted on or after June 2, 2002 along with your other options submitted for cancellation, the Stock Option Exchange Program could be considered an option "repricing" program, which, as discussed above, would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options. (See Section 10 of the Offer to Exchange.)

12. WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I PARTICIPATE?

         The deadline to elect to participate in the Option Exchange Program is 11:00 p.m. Central Time on December 31, 2002, unless we extend it. This means that Nicole Manderscheid in our Human Resources Department must have your election form in her hands before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Option Exchange Program, we will make an announcement of the extension no later than 8:00 a.m., Central Time, on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

         We reserve the right to reject any or all options submitted for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Stock Option Exchange Program. (See Section 3 of the Offer to Exchange.)

13. WHAT IF I LEAVE OR MY EMPLOYMENT IS TERMINATED BEFORE THE EXPIRATION DATE OF THE OPTION EXCHANGE PROGRAM?

         If you are not employed by Stellent or one of its subsidiaries on the expiration date of the Option Exchange Program, which is expected to be December 31, 2002, you will not be an eligible participant and, as a result, you will not be able to participate in the Option Exchange Program. If you tender your eligible options prior to your termination of employment, your tender will be automatically withdrawn. You may exercise your eligible options in accordance with their terms to the extent they are vested. Because your tendered eligible options will automatically be withdrawn, you will not receive any replacement options in exchange for your eligible options. (See Section 3 of the Offer to Exchange.)

         IF YOU ARE EMPLOYED on an "at-will" basis, this offer does not change the "at will" nature of your employment, and, therefore, your employment may be terminated by your employer or by you at any time, including prior to the grant date of the Replacement Options, for any reason, with or without cause. (See
Section 5 of the Offer to Exchange.)

14. IF I ELECT TO EXCHANGE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

         No. Whether or not you elect to participate in the Option Exchange Program will not affect your compensation in the future. Your election regarding the Option Exchange Program will not result in your becoming more or less likely to receive stock option grants in the future, other than the replacement options.


15. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OPTION EXCHANGE PROGRAM?

         If you elect to participate in the Option Exchange Program, under current U.S. law you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant replacement options to you. We recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the Option Exchange Program. (See
Section 12 of the Offer to Exchange.)

          Special tax considerations may apply to employees resident in other countries. We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and foreign tax consequences of participating in the Option Exchange Program in your particular circumstances.

16. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THE OPTION EXCHANGE PROGRAM?

         We do not believe that our offer to you of the opportunity to participate in the Option Exchange Program will change any of the terms of your eligible options if you do not elect to participate in the Option Exchange Program. As such, if you elect not to exchange your eligible options that are incentive stock options, we believe that those options will remain incentive stock options. However, the Internal Revenue Service may characterize the Option Exchange Program as a "modification" of those eligible options that are incentive stock options, even if you do not participate in the Option Exchange Program. A successful assertion by the IRS that such options have been modified could extend such options' holding periods to qualify for favorable tax treatment and cause all or a portion of such options to be treated as nonqualified stock options. In order to minimize this risk, we are retaining the right to choose whether or not to accept your eligible options for exchange. Accordingly, your eligible options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your eligible options for exchange. We currently expect that we will accept promptly after the expiration date all eligible options that are properly submitted to be exchanged and have not been validly withdrawn.

         If you choose not to exchange your eligible options and you have been granted incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock received upon exercise. (See Section 12 of the Offer to Exchange.)

17.      DO  I HAVE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

         No. You do not have to participate in the Option Exchange Program and there are no repercussions if you choose not to participate. Again, it is entirely up to you and we cannot advise you of what action to take. (See Section 1 of the Offer to Exchange.)

18. WHAT HAPPENS TO MY OPTIONS IF I DO NOT PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

         Nothing. If you do not participate in the Option Exchange Program, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under the Option Exchange Program and you do not participate in the Option Exchange Program, see Question 16 above. Furthermore, if you do not participate in the Option Exchange Program you will not receive any replacement options. (See Section 12 of the Offer to Exchange.)

19.      WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

         If you do not turn in your election form by the deadline, you will retain your existing options and will not participate in the Option Exchange Program. Your existing stock options will remain unchanged with their original exercise price and original terms. (See Section 3 of the Offer to Exchange.)

20. HOW DO I WITHDRAW FROM THE OPTION EXCHANGE PROGRAM AFTER I HAVE SUBMITTED A LETTER OF TRANSMITTAL (ELECTION TO PARTICIPATE)?

         To withdraw an election to exchange options, you must deliver to Nicole Manderscheid in our Human Resources Department a completed Notice of Withdrawal (Election not to Participate) in the form accompanying this Option Exchange Program with the required information prior to 11:00 p.m. Central Time on December 31, 2002. If possible, please hand deliver your form to Nicole Manderscheid in our Human Resources Department. Otherwise, you can return your form to us by fax at (952) 942-6697 or by mail to Stellent, Inc., 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344, Attention: Nicole Manderscheid. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 6. (See Section 4 of the Offer to Exchange.)

21. DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

         You may withdraw your election to participate in the Option Exchange Program at any time before 11:00 p.m. Central Time on December 31, 2002. If we extend the Option Exchange Program beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended deadline. (See Section 4 of the Offer to Exchange.)

22. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS DURING THE FOLLOWING SIX-MONTH PERIOD IF I PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

         Because of unfavorable accounting charge consequences, participants in the Option Exchange Program are not eligible to receive any additional stock option grants until after the replacement date. (See Section 10 of the Offer to Exchange.)

23.      UNDER WHAT CIRCUMSTANCES WOULD STELLENT NOT ACCEPT MY OPTIONS?

         We currently expect that we will accept promptly after the expiration date all eligible options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. We may, however, reject any or all Letters of Transmittal (Elections to Participate), Notice of Withdrawal (Elections Not to Participate) or tendered options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the tendered options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Option Exchange Program. (See Sections 3, 5 and 6 of the Offer to Exchange.)

24. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I AM ON A LEAVE OF ABSENCE ON THE REPLACEMENT DATE?

         If you tender your eligible options and they are cancelled and you are on a leave of absence that is an "authorized leave of absence" on the grant date of the replacement options, you will be entitled to a grant of replacement options only if you return to active employment with Stellent or one of its subsidiaries prior to the first anniversary of the grant date of the replacement options (or later time as required by law). In that event, you will receive a grant of replacement options on the date you return to active employment. The exercise price of the replacement options will be equal to the closing price of a share of Stellent Common Stock on the Nasdaq National Market on the date your replacement options are granted. (See Section 5 of the Offer to Exchange.) An "authorized leave of absence" is a leave of absence that has been approved in accordance with policy or practice by Stellent or the subsidiary that employs you, at the end of which it is expected that you will return to active employment with Stellent or one of its subsidiaries. By way of example, authorized leaves include approved family leave, jury duty leave and military leave.

25. WHAT IF MY EMPLOYMENT WITH STELLENT ENDS BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE REPLACEMENT DATE?

         Your employment with us is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. If your employment with Stellent or its subsidiaries is terminated by you or us voluntarily, involuntarily or for any reason or no reason, at any time from the date of this Offer to Exchange through the replacement date, you will not have a right to any stock options that were previously canceled. Also, you will not have a right to the grant of any new options that would have been issued on the replacement date, nor will you receive any other consideration for your cancelled options. (See Section 5 of the Offer to Exchange.)

26. WHAT HAPPENS IF STELLENT IS SUBJECT TO A CORPORATE TRANSACTION BEFORE THE NEW OPTIONS ARE GRANTED?

         In the event of a corporate transaction (such as a merger or reorganization) of Stellent before we issue the replacement options, we cannot guarantee that the acquiring company in any corporate transaction will agree to assume existing options and therefore assume the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before the replacement options are granted. In addition, the announcement of a corporate transaction regarding Stellent could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program.

         We reserve the right to take any action, including entering into a merger, reorganization or other corporate transaction, that our Board of Directors believes is in the best interest of our company and our shareholders. (See Section 5 of the Offer to Exchange.)

27. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

         The decision to participate in the Option Exchange Program must be each individual employee's personal decision. Participation in the Option Exchange Program does involve risk, and there can be no assurance that replacement options would be granted with an exercise price below the exercise price of existing options. The decision to participate in the Option Exchange Program will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options.

28. WHAT DOES STELLENT AND ITS BOARD OF DIRECTORS THINK OF THE OPTION EXCHANGE PROGRAM?

         Although our Board of Directors has approved the making of the Option Exchange Program, neither we nor our Board of Directors makes any recommendation as to whether you should participate or not participate in the Option Exchange Program. You must make your own decision whether to participate in the Option Exchange Program.
(See Section 2 of the Offer to Exchange.)

         Our directors and executive officers are not eligible to participate in the Option Exchange Program.

29.      WHAT ARE THE CONDITIONS TO THE STOCK OPTION EXCHANGE PROGRAM?

         While the implementation of the Stock Option Exchange Program is not conditioned upon a minimum number of options being canceled, the Stock Option Exchange Program is subject to a number of conditions, including the conditions described in Section 6. (See Section 6 of the Offer to Exchange.)

                  SPECIFIC QUESTIONS ABOUT THE TENDERED OPTIONS

30.      WHICH OPTIONS CAN BE EXCHANGED?

         Except as described below, only options with an exercise price greater than or equal to $10.00 per share may be tendered for exchange in connection with the Option Exchange Program. You may voluntarily elect to exchange one or more options with an exercise price greater than or equal to $10.00. However, if you choose to participate in the Option Exchange Program, you must exchange all options granted to you on or after June 2, 2002, even if those options have an exercise price of less than $10.00 per share. (See Section 1 of the Offer to Exchange.)

31.      IF I HAVE MULTIPLE OPTIONS, CAN I CHOOSE WHICH OPTIONS I WANT TO
         EXCHANGE?

         You may choose to exchange one or more options if such options have an exercise price greater than or equal to $10.00 per share. Inclusion of such grants is entirely at your discretion. However, if you wish to participate in the Option Exchange Program, all options granted to you on or after June 2, 2002, will be cancelled regardless of exercise price. (See Section 1 of the Offer to Exchange.)

32.       CAN I ELECT TO EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

         No. The Option Exchange Program only pertains to options. It does not apply in any way to shares already purchased upon the exercise of options. If you exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to inclusion in the Option Exchange Program. However, if you exercised an eligible option in part, the remaining outstanding unexercised portion of the option is subject to inclusion in the Option Exchange Program and may be tendered for exchange and cancellation.

33. CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

         Yes, the remaining outstanding, unexercised portion of an option can be exchanged. The number of shares that remain subject to each option that is cancelled will be included in the replacement options in accordance with the Option Exchange Program. (See Introduction to the Offer to Exchange.)

34.      CAN I EXCHANGE AN OPTION GRANT ONLY AS TO CERTAIN SHARES?

         No, you cannot exchange an outstanding option in part. By way of example, if you have an option for 1,000 shares granted in May 2000 and for 500 shares granted in April 2001, you could elect to exchange both, either or neither of these grants. You could not elect to exchange just 800 shares of the May 2000 grant, or any other partial exchange of either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to exchange only the unvested portion. You are permitted to exercise the vested portion of an option and tender the balance for exchange and cancellation. (See
Section 1 of the Offer to Exchange.)

35. IF MY OPTION IS SPLIT BETWEEN AN INCENTIVE STOCK OPTION AND A NONQUALIFIED STOCK OPTION, CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

         You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program.

36. IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?

         If you elect to participate in the Option Exchange Program, then at 11:00 p.m., Central Time, on December 31, 2002, we will cancel all of your outstanding options with an exercise price greater than or equal to $10.00 per share that you have elected to cancel, plus any other options that were granted to you on or after June 2, 2002, regardless of exercise price. (See Section 5 of the Offer to Exchange.)

37. WILL THE SHARES SUBJECT TO CANCELED OPTIONS BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER THE COMPANY'S STOCK OPTION PLANS?

         Yes, the shares of Common Stock subject to options canceled pursuant to the Option Exchange Program will be returned to the pool of shares available for grants of new options under the plan under which they were originally granted. (See Section 10 of the Offer to Exchange.)

                SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

38.      WHEN WILL THE NEW OPTIONS BE GRANTED?

         We will grant the new options on the replacement date. If we cancel options elected for exchange on December 31, 2002, the replacement grant date of the new options will be on or about July 1, 2003. (See Section 8 of the Offer to Exchange.)

39. WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the replacement options on a date that is sooner than six months and one day after the cancellation date of the options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements that could reduce our reported earnings for each fiscal quarter that the replacement options remained outstanding. This could have a negative impact on our stock price. (See Section 10 of the Offer to Exchange.)

40. HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE?

         If you elect to participate in the Option Exchange Program, on the replacement date (so long as your employment or service with the Company continues through that date), we will grant you replacement options to purchase shares of our Common Stock in the following amounts:

         o replacement options issued in exchange for eligible options with an exercise price greater than or equal to $10.00 per share and less than or equal to $19.99 per share will represent the right to purchase 50% of the number of shares of Common Stock subject to the original eligible options;

         o replacement options issued in exchange for eligible options with an exercise price greater than $19.99 per share and less than or equal to $29.99 per share will represent the right to purchase 33% of the number of shares of Common Stock subject to the original eligible options;

         o replacement options issued in exchange for eligible options with an exercise price greater than $29.99 per share will represent the right to purchase 25% of the number of shares of Common Stock subject to the original eligible options; and

         o if you exchange any eligible option for a replacement option, all of your options granted after June 2, 2002, if any, will automatically be cancelled and you will be issued replacement options representing the number of shares of Common Stock equal to the original options.

         If the exchange replacement percentages would yield a replacement option including a fractional share, we will round up to the nearest whole number of shares with respect to such option. Replacement options will be issued under the plan under which the cancelled option was originally issued for options issued under the 1994-1997 Plan and the 1999 Plan. Replacement options will be issued under either the 2000 Employee Plan or the 2000 Plan, which are substantially similar, but not necessarily the same Plan under which the cancelled options were originally granted, for cancelled options originally issued under the 2000 Employee Plan or the 2000 Plan. (See Sections 1 and 8 of the Offer to Exchange.)

41.      WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

         The exercise price of the replacement options will be the closing sales price of our Common Stock as reported on Nasdaq on the replacement date. Because the replacement grant date is more than six months after the date we cancel the options accepted for exchange and the price of our stock on the stock market is volatile, the new options may have a higher exercise price than your current options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options. (See Section 8 of the Offer to Exchange.)

42.      HOW WILL THE REPLACEMENT OPTIONS VEST?

         The vesting of the replacement options will be in accordance with the vesting schedule of the canceled options. You will receive credit for vesting accrued prior to the cancellation of the existing options and will receive credit for the period between the cancellation of the existing options and the grant of the replacement options.

         Replacement options will vest as follows:

         o any replacement option issued in exchange for an option that was fully vested on the cancellation date will be fully vested when issued;

         o any replacement option issued in exchange for an option that was not fully vested on the cancellation date, but that would have been fully vested on the replacement date, will be fully vested when issued; and

         o each other replacement option will have a vesting schedule that is equivalent to the vesting schedule of the corresponding canceled option that it replaces.

         (See Section 8 of the Offer to Exchange.)

43.      WHEN WILL THE REPLACEMENT OPTION EXPIRE?

         The replacement option will have a term equal to the remaining term of the cancelled option it replaces. No replacement option will be granted for options that would have expired prior to the replacement date (See Section 8 of the Offer to Exchange.)

44. WILL THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS BE THE SAME AS THE TERMS AND CONDITIONS OF THE OPTIONS THAT ARE CANCELLED?

         The terms and conditions of a replacement option will be substantially similar to the cancelled option it replaces, except that: (a) if the cancelled Option was granted under the 2000 Employee Plan or the 2000 Plan, the replacement option may be granted under either the 2000 Employee Plan or the 2000 Plan, but not necessarily the same plan under which the cancelled options originally were granted, and (b) the replacement option will have a new exercise price and date of grant and will cover a fewer number of shares of the Company's Common Stock. In addition, all of the replacement options will be issued as nonqualified stock options for purposes of the Internal Revenue Code of 1986, as amended, the Code, which may differ from the terms of the cancelled option. (See Sections 8 and 12 of the Offer to Exchange.)

45. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS?

         No. All replacement options will be nonqualified stock options under the Code. (See Section 12 of the Offer to Exchange.)

46.      WHAT HAPPENS IF THE REPLACEMENT OPTIONS ENDS UP UNDERWATER?

         We are conducting the Option Exchange Program only at this time and it is not expected to be repeated again in the future. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

47. HOW WILL FLUCTUATIONS IN THE MARKET PRICE OF STELLENT'S COMMON STOCK AFFECT THE REPLACEMENT OPTIONS AFTER THE GRANT OF MY REPLACEMENT OPTIONS?

         Stellent is not providing and is not in a position to provide any assurances or predictions as to the market price of our Common Stock at any time in the future. This is a unique, one-time Option Exchange Program and you should take this into account in deciding whether to participate and tender your options.

         IT IS POSSIBLE THAT YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED.

         Additionally, because this is a one-time Option Exchange Program, we do not plan to offer a similar exchange if the market price of Stellent's Common Stock goes below the exercise price of the replacement options. (See Section 16 of the Offer to Exchange.)

48. WILL I BE ABLE TO EXERCISE MY REPLACEMENT OPTIONS AND SELL THE ACQUIRED SHARES IMMEDIATELY AFTER THE REPLACEMENT OPTIONS ARE GRANTED?

         We expect to issue replacement options on or about July 1, 2003. You may exercise your replacement options to the extent that they are vested, immediately after they are issued. However, we will be in a "black-out period" on July 1, 2003. Under our policies, you cannot sell any shares acquired upon the exercise of your replacement options until that black-out period has been lifted following the release of our financial results for the period ending June 30, 2003.

                                  INTRODUCTION

         Stellent is offering Eligible Participants the opportunity to exchange all outstanding stock options with exercise prices per share greater than or equal to $10.00 granted under (a) the 1994-1997 Plan, (b) the 1999 Plan, (c) the 2000 Employee Plan, and (d) the 2000 Plan for replacement options to purchase shares of Common Stock. The Company will automatically cancel any outstanding stock options granted after June 2, 2002 to any Eligible Participant who elects to exchange any Eligible Options. In exchange for the cancellation of the Ancillary Options, the Company will issue Replacement Options.

                              THE OFFER TO EXCHANGE

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         We are offering to grant Replacement Options to purchase our Common Stock in exchange for all Eligible Options held by Eligible Participants. As of November 27, 2002, there were 292 Eligible Participants who held Eligible Options to purchase approximately 2,868,000 shares of our Common Stock and Ancillary Options to purchase approximately 180,000 shares of our Common Stock.

         You may exchange one or more of your Eligible Options, but you may not exchange less than all option shares subject to a particular Eligible Option. Replacement Options issued in exchange for options granted under the 1994-1997 Plan will be issued under the 1994-1997 Plan. Replacement Options issued in exchange for options granted under the 1999 Plan will be issued under the 1999 Plan. Replacement Options issued in exchange for options granted under the 2000 Employee Plan or the 2000 Plan will be issued under either the 2000 Employee Plan or the 2000 Plan, which are substantially similar, but not necessarily under the same Plan under which the cancelled options originally were granted. The Option Exchange Program is subject to the terms and conditions described in this Offer to Exchange. We will only accept options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the Option Exchange Program expires on the Expiration Date, as defined below. The number of shares of Common Stock subject to your Replacement Options will be a portion of the total number of shares of Common Stock subject to all of your Eligible Options cancelled in connection with the Option Exchange Program. In addition, you will receive Replacement Options to purchase the number of shares of Common Stock equal to the total number of shares of Common Stock subject to of all your Ancillary Options, if any, cancelled in connection with the Option Exchange Program. The number of shares of Common Stock subject to Replacement Options will be determined as follows:

         o Replacement Options issued in exchange for Eligible Options with an exercise price greater than or equal to $10.00 per share and less than or equal to $19.99 per share will represent the right to purchase 50% of the number of shares of Common Stock subject to the original Eligible Options;

         o Replacement Options issued in exchange for Eligible Options with an exercise price greater than $19.99 per share and less than or equal to $29.99 per share will represent the right to purchase 33% of the number of shares of Common Stock subject to the original Eligible Options;

         o Replacement Options issued in exchange for Eligible Options with an exercise price greater than $29.99 per share will represent the right to purchase 25% of the number of shares of Common Stock subject to the original Eligible Options; and

         o If you exchange any Eligible Option for a Replacement Option, all of your Ancillary Options, if any, will automatically be cancelled and you will be issued a Replacement Option representing the number of shares of Common Stock equal to the original Ancillary Options.

         Your participation in the Option Exchange Program is voluntary. If your Eligible Options are properly tendered and accepted for exchange, the Eligible Options and Ancillary Options will be cancelled and, subject to the terms of the Option Exchange Program, you will be entitled to receive Replacement Options representing the number of shares of Common Stock set forth above. We will not issue any Replacement Options representing fractional shares. Instead, if the application of the exchange replacement factor to an Eligible Option would yield a Replacement Option including a fractional share, we will round up to the nearest whole number of shares with respect to such Replacement Option.

         The term "Expiration Date" means December 31, 2002, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "Expiration Date" will refer to the latest time and date at which the offer expires. See Section 13 of this Offer to Exchange for a description of our rights to extend, delay, terminate and/or amend the offer.

         IF, FOR ANY REASON, YOU DO NOT REMAIN AN EMPLOYEE OF STELLENT OR ONE OF ITS SUBSIDIARIES THROUGH THE GRANT DATE FOR THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED ELIGIBLE OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE OR YOUR ANCILLARY OPTIONS THAT HAVE BEEN CANCELLED. IF YOUR EMPLOYMENT TERMINATES AFTER YOU TENDERED YOUR ELIGIBLE OPTIONS, BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER AND ANY OPTIONS THAT YOU HAVE ALREADY TENDERED WILL AUTOMATICALLY BE WITHDRAWN.

         We will publish a notice if we decide to take any of the following actions:

         o increase or decrease what we will give you in exchange for your Eligible Options;

         o increase or decrease the number of Eligible Options to be exchanged in the offer; or

         o    extend or terminate the offer.

         If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the offer until ten business days after the date the notice is published.

         In accordance with Rule 13e-4(a)(3) under the Securities Exchange Act of 1934 (the "Exchange Act"), a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.       PURPOSE OF THE OPTION EXCHANGE PROGRAM.

         We issued the options outstanding under the Plans to provide our employees an opportunity to acquire or increase their ownership stake in the Company, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

         Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. We are implementing the Option Exchange Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and, in turn, increase the value of our Common Stock for our shareholders.

         Because of the number of options currently outstanding, a grant of additional options to all our employees holding "out-of-the-money" options could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

         CONSIDERING THE INHERENT RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, WE CANNOT GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE REPLACEMENT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

            NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. NOTE THAT THE REPLACEMENT OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR ELIGIBLE OPTIONS. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS.

            You must make your own decision whether to tender your Eligible Options for exchange.

3.       PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

         PROPER EXCHANGE OF OPTIONS. To elect to participate in the Option Exchange Program, you must, in accordance with the terms of the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal (Election to Participate), or a facsimile of the letter, along with any other required documents. Nicole Manderscheid in our Human Resources Department must receive all of the required documents before the Expiration Date. If possible, please hand deliver your form to Nicole Manderscheid in our Human Resources Department. Otherwise, you can return your form to us by fax at
(952) 942-6697 or by mail to Stellent, Inc., 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344, Attention: Nicole Manderscheid. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the Expiration Date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING YOUR LETTER OF TRANSMITTAL (ELECTION TO PARTICIPATE), IS AT YOUR RISK. IF DELIVERY IS BY STANDARD MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         If you do not turn in your Letter of Transmittal (Election to Participate) by the Expiration Date, you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms. Termination of your employment or service with Stellent on or before the Expiration Date, will automatically revoke any election that you made to participate in the Option Exchange Program.

         Except as described in the following sentence, an Eligible Participant who has elected to participate in the Option Exchange Program must sign the Letter of Transmittal (Election to Participate) exactly as such Eligible Participant's name appears on the option agreement(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal (Election to Participate).

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the Eligible Participant or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. Our acceptance for cancellation of the options elected for exchange by you pursuant to the Option Exchange Program (discussed in Section 5 below) will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Option Exchange Program.

         Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.       CHANGE IN ELECTION.

         You may only change your election by following the procedures described in this Section 4.

         You have the right to withdraw the options you have elected to cancel at any time before 11:00 p.m., Central Time, on December 31, 2002. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. In addition, if we do not accept options for participation in the Option Exchange Program before January 28, 2003, the 40th business day from the commencement of the Option Exchange Program, you may withdraw such options at any time after January 28, 2003.

         To withdraw options, you must deliver a written Notice of Withdrawal (Election not to Participate) with the required information included, while you still have the right to withdraw the election to participate in the Option Exchange Program. We recommend that you hand deliver the Notice of Withdrawal (Election Not to Participate) to Nicole Manderscheid in our Human Resources Department. Otherwise, you can return your form to us by fax at (952) 942-6697 or by mail to Stellent, Inc., 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344, Attention: Nicole Manderscheid. A form of Notice of Withdrawal (Election Not to Participate) accompanies this Offer to Exchange. The Notice of Withdrawal (Election Not to Participate) must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, an Eligible Participant who has elected to participate in the Option Exchange Program (and who subsequently elects to withdraw his or her options from the Stock Option Exchange Program) must sign the Notice of Withdrawal (Election Not to Participate) exactly as such an Eligible Participant's name appears on the option agreement(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to action such capacity must be indicated on the Notice of Withdrawal (Election Not to Participate).

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly submitted for participation in the Option Exchange Program, unless you properly re-submit those options before the Expiration Date by following the procedures described in Section 3.

         Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal (Election Not to Participate), nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ANY NOTICE OF WITHDRAWAL (ELECTION NOT TO PARTICIPATE), IS AT YOUR RISK. IF DELIVERY IS BY STANDARD MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE; CANCELLATION OF ELIGIBLE AND ANCILARY OPTIONS; ISSUANCE OF REPLACEMENT OPTIONS.

         On the terms and subject to the conditions of this Offer to Exchange, promptly following the Expiration Date, we will accept for exchange and cancel all options properly submitted for exchange and not validly withdrawn before the Expiration Date. We will give you notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the Expiration Date. We will notify you on or prior to the Expiration Date if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each Eligible Participant who elected to participate in the Offer to Exchange a letter confirming the Replacement Option that we will grant to the Eligible Participant.

         If you are not continuously employed by or in service with Stellent through the date the Replacement Options are granted, you will not be eligible to receive a Replacement Option. Your employment with the Company is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with the Company or one of its subsidiaries is terminated by you or the Company voluntarily, involuntarily, or for any reason or no reason, before your Replacement Options are granted, you will not have a right to any stock options that were previously canceled, and you will not have a right to any grant that would have been granted on the replacement grant date. You also will not receive any other consideration for your canceled options if you are not an employee from the date on which the Eligible Options are cancelled through the date we grant the Replacement Options.

         If you are on an authorized leave of absence on the grant date of the Replacement Options, except as otherwise required by law you will be entitled to a grant of Replacement Options only if you return to active employment with Stellent or one of its subsidiaries prior to the first anniversary of the grant date for Replacement Options. In that event, you will receive a grant of Replacement Options on the day you return to active employment with Stellent or one of its subsidiaries. The exercise price of such Replacement Options will be the closing price of a share of our Common Stock on the Nasdaq National Market on the date such Replacement Options are granted.

         It is possible that, prior to the grant of Replacement Options, we might effect or enter into a corporate transaction (such as a merger or reorganization) whereby the Company would be acquired by another company. We cannot guarantee that the acquiring company in the corporate transaction would agree to assume existing options and therefore the obligation to issue Replacement Options. Therefore, it is possible that you may not receive any Replacement Options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before the Replacement Options are granted. In addition, the announcement of a corporate transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program.

         We reserve the right to take any action, including entering into a merger, reorganization or other corporate transaction, that our Board of Directors believes is in the best interest of the Company and our shareholders.

         The Replacement Options will be granted on or about July 1, 2003 (or a later date if Stellent extends the Offer to Exchange). Your Replacement Option will represent a portion of the total number of shares of Common Stock subject to of all your Eligible Options, but an equal amount of the total number of shares of Common Stock subject to of all your Ancillary Options, as set forth in detail in Section 1. No portion of a Replacement Option will be exercisable until it vests.

6.       CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

         Not withstanding any other provision of this Offer to Exchange, we will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after December 3, 2002 and on or before the Expiration Date we determine that any event has occurred that, in our reasonable judgment, has a material effect on the Company's business, condition (financial or other), operations, valuation or prospects and makes it inadvisable for us to proceed with the Option Exchange Program or to accept and cancel Eligible Options that you elect to exchange, including:

         o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the Option Exchange Program, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Option Exchange Program;

         o any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

                           (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the transactions contemplated in the Option Exchange Program or otherwise relate to the Option Exchange Program;

                           (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

                           (c) materially impair our ability to provide Eligible Participants with compensation by decreasing the value of the Replacement Options or otherwise; or

                           (d)      materially and adversely affect our
                                    business, condition (financial or other), income, operations or prospects;

         o        there is:

                           (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                           (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                           (c) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                           (d) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                           (e) any significant decrease in the market price of the shares of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, has had or will have a material adverse effect on the business, condition (financial or other), operations or prospects of Stellent or our subsidiaries or affiliates or on the trading in our Common Stock;

                           (f) any change in the general political, market, economic or financial conditions in the United States or abroad that has had, or will have, a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or affiliates or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer to Exchange; or

                           (g) in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof; or

                           (h) there any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Option Exchange Program;

         o another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

                           (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date;

                           (b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

                           (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

         o any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

         The conditions to the Option Exchange Program are for our benefit. We may assert the conditions to the Option Exchange Program in our discretion before the Expiration Date and we may waive the conditions to the Option Exchange Program in accordance with applicable law, at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Option Exchange Program.

         Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon everyone.

         We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.       PRICE RANGE OF COMMON STOCK.

         There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol "STEL." The following table shows, for the periods indicated, the high and low sale prices per share of our Common Stock as reported on the Nasdaq National Market.


                                                                        HIGH                   LOW
                                                                       ------                --------
      Fiscal Year ending March 30, 2003
        Second Quarter                                                 $ 5.50                 $ 3.32
        First Quarter                                                  $ 8.85                 $ 3.94

      Fiscal Year ended March 30, 2002
        Fourth Quarter                                                 $34.72                 $ 9.51
        Third Quarter                                                  $31.65                 $13.24
        Second Quarter                                                 $38.02                 $13.33
        First Quarter                                                  $42.90                 $14.75

                                                                        HIGH                    LOW
                                                                       ------                 -------
      Fiscal Year ended March 30, 2001
        Fourth Quarter                                                 $50.88                 $16.63
        Third Quarter                                                  $64.00                 $35.88
        Second Quarter                                                 $50.50                 $32.00
        First Quarter                                                  $46.13                 $15.75

         As of December 2, 2002, the last reported sale price of our Common Stock, as reported on the Nasdaq National Market, was $4.97 per share.

         We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options, but we caution you that there nonetheless will be at least six months' market risk between the time you make any election to exchange Eligible Options and the date Replacement Options are granted (and their exercise price is established). WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THOSE OF THE ELIGIBLE OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

         CONSIDERATION. Your Replacement Option will represent a portion of the total number of shares of Common Stock subject to of all your Eligible Options cancelled in connection with the Option Exchange Program, but an equal amount of the total number of shares of Common Stock subject to of all your Ancillary Options cancelled in connection with the Option Exchange Program. Each Eligible Option with an exercise price greater than or equal to $10.00 per share but less than or equal to $19.99 per share may be exchanged for a Replacement Option representing 50% of the shares of Common Stock represented by such Eligible Option. Each Eligible Option with an exercise price greater than $19.99 per share but less than or equal to $29.99 may be exchanged for a Replacement Option representing 33% of the shares of Common Stock represented by such Eligible Option. Each Eligible Option with an exercise price greater than $29.99 per share may be exchanged for a Replacement Option representing 25% of the shares of Common Stock represented by such Eligible Option. Each Ancillary Option will be exchanged for a Replacement Option representing 100% of the shares of Common Stock represented by such Ancillary Option. The exercise price of the Replacement Options will be equal to the closing price of the Company's Common Stock as reported on Nasdaq on the Replacement Date.

         If we receive and accept exchange of all Eligible Options outstanding as of November 27, 2002, we will grant Replacement Options to purchase a total of approximately 941,000 shares of our Common Stock. The Common Stock issuable upon exercise of the Replacement Options would equal approximately 4.2% of the total shares of our Common Stock outstanding as of November 27, 2002.

         TERMS OF REPLACEMENT OPTIONS. Replacement Options issued in exchange for options granted under the 1994-1997 Plan will be issued under the 1994-1997 Plan. Replacement Options issued in exchange for options granted under the 1999 Plan will be issued under the 1999 Plan. Replacement Options issued in exchange for options granted under the 2000 Employee Plan or the 2000 Plan will be issued under either the 2000 Employee Plan or the 2000 Plan, which are substantially similar, but not necessarily under the same Plan under which the cancelled options originally were granted. Replacement Option agreements will be executed between each Eligible Participant who participates in the Option Exchange Program and Stellent. Except for the new exercise price and the number of shares subject to the Replacement Options, the terms and conditions of the Replacement Options will be substantially similar to other options previously granted to you under the respective Plans. Each Replacement Option will vest in accordance with the vesting schedule of the original Eligible Option or Ancillary Option that it replaces. Any Replacement Option issued in exchange for an Eligible Option or Ancillary Option that was fully vested on the cancellation date will be fully vested when issued. Any Replacement Option issued in exchange for an Eligible Option or Ancillary Option that was not fully vested on the cancellation date, but that would have been fully vested on the Replacement Date, will be fully vested when issued. Each other Replacement Options will have a vesting schedule that is equivalent to the vesting schedule of the corresponding canceled option that it replaces. The term of each Replacement Option will end on the same date that the corresponding canceled option would have terminated. No Replacement Options will be granted for cancelled options that would have expired by their terms prior to the Replacement Date. You may obtain copies of the Plan Information Statements and the Plans as indicated below.

         The exercise price of the Replacement Options will be the closing sales price of our common stock as reported on Nasdaq on the Replacement Date. Because the Replacement Date is more than six months after the date we canceled the options accepted for exchange and the price of our stock on the stock market is volatile, we cannot predict the market price of the stock covered by the new options on the Replacement Date. Accordingly, the Replacement Options may have a higher exercise price than your current options

         The terms and conditions of your current options are set forth in the respective Plans, as applicable, and the stock option agreement(s) you entered into in connection with the option grants. The terms and conditions of the applicable Plans are summarized in the prospectuses prepared by us and previously made available to you. You may obtain copies of the applicable prospectus and the applicable Plan as indicated below.

         Important Note: The statements in this Offer to Exchange concerning the Plans and the Replacement Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the respective Plans and the form of stock option agreements under the respective Plans.

         Please contact Nicole Manderscheid in our Human Resources Department by e-mail at nicole.manderscheid@Stellent.com or by fax at (952) 942-6697 to receive a copy of any of the Plans, the related Plan Information Statement or the forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.

         REGISTRATION OF OPTION SHARES. All shares of Common Stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Stellent, you will be able to sell your Replacement Option shares free of certain transfer restrictions under applicable securities laws.

9. ABSENCE OF INTERESTS OF DIRECTORS AND OFFICERS REGARDING THE OPTION EXCHANGE PROGRAM; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

         A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. As of November 27, 2002, our executive officers and directors (11 persons) as a group held stock options granted under the Plans to purchase a total of approximately 1,497,000 shares of our Common Stock. This represented approximately 30.9% of the shares subject to all options granted under the Plans as of that date. EXECUTIVE OFFICERS AND DIRECTORS WILL NOT BE ELIGIBLE TO EXCHANGE THEIR OPTIONS PURSUANT TO THE OFFER AND NO OPTION HELD BY SUCH PERSON SHALL CONSTITUTE AN ELIGIBLE OPTION.

         The Company has not issued Eligible Options during the 60 days prior to this Offer to Exchange.

         There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for outstanding options to purchase shares of our Common Stock pursuant to the Plans.

10. STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.

         Eligible Options and Ancillary Options that we acquire in connection with the Option Exchange Program will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plans without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Option Exchange Program because:

         o we will not grant any Replacement Options to Eligible Participants in the Option Exchange Program until a date that is on or after the first trading day that is at least six months and one day after the date that we accept and cancel Eligible Options elected for exchange and Ancillary Options; and

         o the exercise price of all Replacement Options will equal the market value of the Common Stock on the date we grant the Replacement Options.

11.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Option Exchange Program, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Option Exchange Program. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Option Exchange Program to accept tendered Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange.

12.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the Option Exchange Program. This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer to Exchange, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants.

         If you exchange outstanding Eligible Options for a Replacement Option, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

         At the date of grant of the Replacement Options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

         All of the Replacement Options will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

         FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

         Any Replacement Options you are granted will be nonqualified stock options. Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

         We do not believe that our offer to you to exchange your Eligible Options for Replacements Options will change any of the terms of your Eligible Options if you do not accept the offer. However, if you choose not to accept this offer, it is possible that the IRS would assert that your right to exchange your Eligible Options that are incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. In order to avoid this risk, we are retaining the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange.

         Under current law, you should not have realized taxable income when any incentive stock options were granted to you under our Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchased under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in our Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

         If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the Common Stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted and (b) one year after the date the incentive stock option was exercised.

         If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

         If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis and holding period of the Common Stock surrendered to pay the exercise price will be attributed to an equivalent number of shares of Common Stock received. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

         If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to any tax deduction. However, if you sell Common Stock you received when you exercised an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

         FEDERAL INCOME TAX CONSEQUENCES OF NONQUALIFIED STOCK OPTIONS. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

         If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, unless the shares were acquired pursuant to the exercise of an incentive stock option and the applicable holding periods summarized above were not met, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis and holding period of the shares exchanged will be attributed to an equivalent number of shares received. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

         The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized at the time of exercise. This capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

         We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Option Exchange Program.

13.      EXTENSION OF OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

         We may at any time, and from time to time, extend the period of time during which the Option Exchange Program, is open and delay accepting any options surrendered or tendered by announcing the extension and giving oral or written notice of the extension to the Eligible Participants.

         Prior to the Expiration Date in order to terminate or amend the Option Exchange Program, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer to Exchange occur. In order to postpone the accepting for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

         As long as we comply with any applicable laws, we may amend the Option Exchange Program in any way, including decreasing or increasing the consideration offered in the Option Exchange Program to Eligible Participants or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Option Exchange Program.

         We may amend the Option Exchange Program at any time prior to the Expiration Date by announcing the amendment. If we extend the length of time during which the Option Exchange Program is open, the amendment must be issued no later than 8:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to the Option Exchange Program will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

         If we materially change the terms of the Option Exchange Program or the information about the Option Exchange Program, or if we waive a material condition of the Option Exchange Program, we may extend the Option Exchange Program to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the Option Exchange Program or information about the Option Exchange Program, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

         o increase or decrease what we will give you in exchange for your Eligible Options; or

         o increase or decrease the number of Eligible Options to be exchanged in the Option Exchange Program.

         If the Option Exchange Program is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Option Exchange Program until ten business days after the date the notice is published.

14.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for asking holders of Eligible Options to exchange such options pursuant to this Option Exchange Program.

15.      INFORMATION ABOUT STELLENT.

         Our principal executive offices are located at 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344 and our telephone number is (952) 903-2000. Information regarding our directors and executive officers is contained in Schedule A attached to this Offer to Exchange and incorporated herein by reference. Our Web site address is http://www.stellent.com. The information on our Web site is not a part of this Offer to Exchange.

         We develop, market, and service content management software with the primary focus of helping organizations derive maximum value from their content that is created in the normal course of business such as Microsoft Office documents, Web pages, images, graphics, multimedia, CAD, and other files. Customers deploy the Stellent Content Management System to help them leverage this enterprise content while streamlining the process of obtaining or accessing content from content creators and delivering it to content consumers
-- employees, partners, and customers -- so that informed, timely decisions can be made. In order to accomplish this mission, the Stellent Content Management System fits seamlessly into existing business processes as well as into the IT infrastructure. The Stellent Content Management System can be deployed to satisfy immediate needs at a line of business or departmental level as well as strategic needs at an enterprise level. Our customers are primarily located throughout the United States and Europe.

         Information concerning our business, including our background, strategy, products and services, sales and marketing, customers, research and product development, competition, intellectual property and employees, as well as our financial information, is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2002 and September 30, 2002 and such reports are incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer to Exchange and the Expiration Date. These documents may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17 - "Additional Information."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         Set forth below is a selected summary of our financial information. The summary consolidated statements of operations data for the six months ended September 30, 2001 and September 30, 2002 and the summary consolidated balance sheets data at September 30, 2002 have been derived from the consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, and should be read together with the consolidated financial statements and related notes included in such report. The summary consolidated statements of operations data and summary consolidated balance sheets data for the years ended, and at, March 31, 2002 and March 31, 2001 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and should be read together with the consolidated financial statements and related notes included in such report. Since the selected summary financial information set forth below is not accompanied by an audit report, it is considered unaudited.

                                                                         AS OF MARCH 31,
                                           AS OF SEPTEMBER 30,   -----------------------------
                                                 2002                2002             2001
                                           -------------------   ------------     ------------

CONDENSED BALANCE SHEET DATA:
Current assets                               $     98,402        $    116,666     $    122,778
Noncurrent assets                                  49,424              49,260           58,808
Current liabilities                                14,678              13,816           13,499
Noncurrent liabilities                                 --                 123              643
Shareholders' equity                              133,148             151,987          167,444

                                                       SIX MONTHS ENDED                   YEAR ENDED
                                                         SEPTEMBER 30,                     MARCH 31,
                                               -----------------------------     -----------------------------
                                                   2002             2001             2002               2001
                                               ------------     ------------     ------------     ------------

STATEMENT OF OPERATIONS DATA:
Revenues                                       $     32,613     $     47,766     $     88,340     $     66,721
Gross profit                                         22,318           38,811           69,943           55,632
Net loss                                            (18,485)          (4,080)         (22,289)          (7,671)
Basic and diluted net loss per share           $      (0.83)     $     (0.18)     $     (1.00)     $     (0.36)

         Our book value per share was $5.94 as of September 30, 2002.

         The financial information included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2002 and September 30, 2002 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17 - "Additional Information."

16.      RISK FACTORS.

         Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002 (under "Part II; Item 7 - Management's Discussion and Analysis of Financial Condition and Results of
Operations: Risk Factors") and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002 (under "Part I; Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations: Risk Factors") is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In addition, there are risks concerning the Options Exchange Program that include risks associated with participating in the Option Exchange Program, as well as risks associated with the failure to participate in the Option Exchange Program. For instance, if an Eligible Participant participates in the Option Exchange Program, that Eligible Participant will be subject to market risk, since the exercise price will be set for a Replacement Option on the date that is six months and one day from the Expiration Date, and it is therefore possible that (1) the exercise price for the Replacement Option could be higher than the exercise price of an existing Eligible Option, (2) the exercise price for the Replacement Option could be higher than the exercise price the Eligible Participant envisioned at the time of tender or as of the Expiration Date, or (3) an Eligible Participant may ultimately realize in the future a lesser amount of gain, if any, upon exercise, when comparing the exercise price, and the lesser number of shares that may be purchased upon exercise, of the Replacement Option to the exercise price and number of shares that may be purchased pursuant to Eligible Options. Conversely, there are risks associated with a failure to participate in the Option Exchange Program, including the possibility that (1) the exercise price for a Replacement Option could turn out to be lower than the exercise price of an existing Eligible Option, (2) the exercise price for the Replacement Option could be lower than the exercise price the Eligible Participant envisioned when such Eligible Participant considered whether to (or not to) tender as of, or prior to, the Expiration Date, or (3) an Eligible Participant may ultimately realize in the future a lesser amount of gain, or no gain, upon exercise or termination of an Eligible Option, when comparing the exercise price of what could have been a Replacement Option to the exercise price and number of shares that may be purchased pursuant to the Eligible Option that was not tendered. Since these circumstances involve a great deal of market and other risk, we ask you to carefully consider the Option Exchange Program and consult your personal advisors concerning the Option Exchange Program.

         We currently have no plans that would require disclosure under Item 1006 of Regulation M-A issued under the Exchange Act, except for the Option Exchange Program and the issuance of shares of Common Stock pursuant to the Plans.

17.      ADDITIONAL INFORMATION.

         We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

         (a) our Annual Report on Form 10-K for our fiscal year ended March 31, 2002;

         (b) our definitive Proxy Statement for our 2002 Annual Meeting of Shareholders, filed with the SEC on July 26, 2002; and

         (c) our Quarterly Reports on Form 10-Q for (i) the quarterly period ended June 30, 2002, and (ii) the quarterly period ended September 30, 2002.

         The SEC file number for these filings is 000-19817. These filings, our other annual and quarterly reports and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                  450 Fifth Street, N.W.          500 West Madison Street
                  Room 1024                       Suite 1400
                  Washington, D.C.  20549         Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Web site at http://www.sec.gov.

         Our Common Stock is quoted on the Nasdaq National Market under the symbol "STEL," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                              1735 K Street, N. W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                               Corporate Secretary
                                 Stellent, Inc.
                           7777 Golden Triangle Drive
                          Eden Prairie, Minnesota 55344

or by telephoning us at (952) 903-2000 between the hours of 9:00 a.m. and 5:00 p.m., Central Time.

         As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Stellent should be read together with the information contained in the documents to which we have referred you.

18.      FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

         This Offer to Exchange and our SEC reports referred to above include forward-looking statements that affect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "would," "expects," "anticipates," "believes," "intends," "could," "should" and "estimates" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2002, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, and our proxy materials for our 2002 Annual Meeting of Shareholders.

         We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. With respect to employees resident in foreign jurisdictions, the Option Exchange Program is subject to, and conditioned upon, our obtaining the appropriate regulatory approvals, if required, in such jurisdictions.

          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL (ELECTION TO PARTICIPATE). IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                 Stellent, Inc.

                                December 3, 2002

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND
                      EXECUTIVE OFFICERS OF STELLENT, INC.


         The directors and executive officers of Stellent, Inc. and their positions and offices are set forth in the following table:

                      NAME                             POSITION(S) HELD WITH THE COMPANY
         -------------------------------    --------------------------------------------------------

         Robert F. Olson                    Chairman of the Board
         Vernon J. Hanzlik                  President and Chief Executive Officer and Director
         Gregg A. Waldon                    Chief Financial Officer, Secretary, and Treasurer
         Daniel P. Ryan                     Sr. Vice President of Marketing/Business Development
         Mitchell F. Berg                   Vice President of Operations
         Frank A. Radichel                  Vice President of Research & Development
         Michael S. Rudy                    Vice President of Alliances and Services
         Michael W. Ferro                   Director
         Kenneth H. Holec                   Director
         Raymond A. Tucker                  Director
         Steven C. Waldron                  Director

         The address of each director and executive officer is c/o Stellent, Inc., 7000 Golden Triangle Drive, Eden Prairie, Minnesota 55344 and the telephone number is (952) 903-2000.




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